Exhibit (a)(1)(G)
[If Participant chooses Alternative #1 for ANY of the option grants, please direct to this screen and the following screen for those grants]
You have selected to delay your ability to exercise for one or more of your eligible option grants. By selection of this Alternative One, this or these option grant(s) will be amended to delay your ability to exercise all your options in this grant, including options that are vested and unvested, and WILL BE LIMITED to the year in which the first of the following events (a “permissible exercise event”) occurs:
(a)	your separation from service with the Company for any reason, including voluntary resignation;

(b)	your death;

(c)	your disability (as defined in Code Section 409A):

(d)	a change in control of Atmel Corporation (as defined by Code Section 409A); or

(e)	January 1 OF A CALENDAR YEAR YOU CHOOSE BELOW (your “chosen exercise year”), which cannot be earlier than 2008 and not later than your option’s original expiration date. You can elect only one chosen exercise year for each option grant.

PLEASE ENTER A “CHOSEN EXERCISE YEAR” FOR EACH GRANT BELOW AND THEN CLICK THE CONTINUE BUTTON AT THE BOTTOM OF THE SCREEN WHEN YOU ARE FINISHED.

Number of Options
Qualifying for
Option	Amendment as
Number	Eligible Option(s)
[Please place a drop down menu of years 2008-2014, as applicable for each option grant, up to the expiration year]

[Please place a drop down menu of years 2008-2014, as applicable for each option grant, up to the expiration year]

[Please place a drop down menu of years 2008-2014, as applicable for each option grant, up to the expiration year]

[Please place a drop down menu of years 2008-2014, as applicable for each option grant, up to the expiration year]
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